Exhibit 11.01

                                                    The Travelers Inc. and Subsidiaries
                                                     Computation of Earnings Per Share
                                                (In millions, except for per share amounts)



                                                                          Three Months Ended           Nine Months Ended
                                                                             September 30,                September 30,
                                                                     ----------------------------  ------------------------

                                                                          1994        1993             1994      1993
                                                                          ----        ----             ----      ----
                Earnings:
                  Net Income                                             $332         $259             $992      $618
                  Preferred dividends:
                    8.125% Cumulative Preferred Stock - Series A           (6)         (6)              (18)      (18)
                    5.5% Convertible Preferred Stock - Series B            (2)         (1)               (5)      (1)
                    $4.53 Convertible Preferred Stock - Series C           (4)           -              (12)        -
                    9 1/4% Preferred Stock - Series D                      (9)           -              (27)        -
                                                                         ----         ----             ----      ----
                  Income applicable to common stock                      $311         $252             $930      $599
                                                                          ===          ===              ===       ===

                Average shares:
                  Common                                                  315          235              317       226
                  Common stock warrants                                     -            -                -         -
                  Assumed exercise of dilutive stock options                3            5                3         5
                  Incremental shares - Capital Accumulation Plan            3            4                3         4
                                                                         ----         ----             ----      ----
                                                                          321          244              323       235
                                                                          ===          ===              ===       ===
                  Earnings Per Share                                     $0.97       $1.03             $2.88    $ 2.54
                                                                          ====        ====              ====     =====

      Earnings per common share is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan. Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock, the maximum dilutive effect of common stock equivalents and the assumed conversion of convertible debentures (in 1993 only) have not been presented because the effects are not material. The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1994 would entail adding the number of shares issuable on conversion of the Series B preferred stock (3 and 3 million, respectively) and the incremental dilutive effect of common stock equivalents (1 and 2 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 325 and 328 million shares, respectively) and eliminating the Series B convertible preferred stock dividend requirements ($2 and $5 million, respectively). The fully diluted earnings per common share computation for the three and nine months ended September 30, 1993 would entail adding the incremental dilutive effect of common stock equivalents (2 and 2 million shares, respectively) and the number of shares issuable on conversion of other debentures (0 and 3 million shares, respectively) and the Series B convertible preferred stock (2 and 1 million shares, respectively) to the number of shares included in the earnings per common share calculation (resulting in a total of 248 and 241 million shares, respectively) and eliminating the after-tax interest expense of other debentures ($0 and $3 million, respectively) and the dividend requirements of the Series B convertible preferred stock ($1 and $1 million, respectively).